Exhibit 99.1

Amplify Energy Announces Fourth Quarter and Full-Year 2021 Results, Year-End 2021 Proved Reserves and Full-Year 2022 Guidance

HOUSTON, March 9, 2022—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the fourth quarter and full-year 2021, year-end 2021 proved reserves and guidance for the full-year 2022.

Key Highlights

●	Southern California Release Incident (the “Incident”) Updates:
o	Amplify completed the PHMSA approved temporary repair of the pipeline and safely and successfully flushed all remaining oil from the pipeline in January 2022
o	Unified Command concluded its response and monitoring efforts and stood down on February 2, 2022
o	Amplify filed a lawsuit against the two shipping companies and vessels, whose anchors struck and damaged the pipeline, causing the oil release in early October, and the Marine Exchange of Southern California, which failed to notify Amplify of the anchor dragging incidents
o	Amplify continues to work cooperatively with all regulatory agencies to safely and promptly advance the permanent repair plan for the pipeline
●	During the fourth quarter of 2021, the Company:
o	Achieved average total production of 20.8 MBoepd
o	Generated net cash provided by operating activities of $7.7 million
o	Delivered Adjusted EBITDA of $10.8 million
o	Generated $4.0 million of free cash flow
●	For full-year 2021, the Company:
oGenerated net cash provided by operating activities of $63.0 million
oDelivered Adjusted EBITDA of $84.7 million
oGenerated $40.2 million of free cash flow
●	Amplify’s year-end 2021 total proved reserves of 120 million barrels of oil equivalent (MMBoe), utilizing strip pricing as of February 28, 2022, had a PV-10 value of approximately $1 billion
●	Initiated marketing process to potentially monetize the Company’s non-operated Eagle Ford asset
●	As of February 28, 2022, net debt was $203 million, consisting of $225 million outstanding on the revolving credit facility less $22 million of cash on hand
oNet Debt to Last Twelve Months (“LTM”) EBITDA of 2.4x1
(1)	Net debt as of December 31, 2021, and LTM EBITDA as of the fourth quarter of 2021

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “This past quarter was challenging with the events at Beta, but we are proud of our steadfast commitments and efforts of the Unified Command to safely, effectively and professionally respond to the oil release in Southern California. A temporary repair of the pipeline has been completed, and the line has been safely and successfully flushed of all remaining oil. We are pursuing legal action against the two shipping companies and the vessels whose actions damaged the pipeline and caused the oil release in early October. The Company has also filed suit against the Marine Exchange of Southern California, which failed to notify us of the anchor strikes. We are now focused on expeditiously obtaining the required regulatory approvals to repair and restart our pipeline and bringing the Beta field back online.

Willsher continued, “We are pleased with our operating and financial results as we continue to execute on our strategy of generating sustainable free cash flow through efficient operations, accretive reinvestment and prudent asset optimization. During 2021, we reduced outstanding debt by $25 million through free cash flow generation in excess of $40 million, despite the significant challenges that resulted from the pipeline incident.”

“For 2022, we remain focused on managing costs, generating free cash flow and improving the balance sheet. The elevated commodity pricing environment also allows us to opportunistically augment our workover program in Oklahoma and explore additional non-operated development opportunities within our East Texas asset and our recently announced marketing process for our non-operated Eagle Ford asset is expected to accelerate our commitment to delevering. Collectively, we believe that these actions will drive value for our shareholders,” Mr. Willsher concluded.

Southern California Pipeline Incident

For more information and disclosures regarding the Incident, please see our Annual Report on Form 10-K for the year-end December 31, 2021 filed with the SEC.

2021 Year-End Proved Reserve Update

The Company’s estimated proved reserves at SEC pricing for year end 2021 totaled 121 MMBoe, which consisted of 119 MMBoe of proved developed reserves and 2 MMBoe of proved undeveloped (“PUD”) reserves. As a result of the Incident, all production and pipeline operations at the Beta field have been suspended, and the asset’s proved developed producing (“PDP”) reserves have been reclassified to the proved developed non-producing (“PDNP”) category. Further, the Company has shifted its resources to returning Beta to production, which has resulted in a modification to the Company’s future PUD development plans and a reduction in its PUD reserve estimates for 2021. Total proved reserves were comprised of 37% oil, 20% NGLs, and 43% natural gas. Geographically, 29% are in Oklahoma, 37% are in East Texas and Northern Louisiana, 22% are in the Rockies, 10% are in southern California, and 3% are in the Eagle Ford.

At year end 2021, as prepared utilizing SEC pricing(1), Amplify’s proved reserves and proved developed reserves had PV-10 values of approximately $920 million and $895 million, respectively. Utilizing strip pricing as of February 28, 2022, the Company’s year-end 2021 proved reserves and proved developed reserves had PV-10 values of approximately $998 million and $969 million, respectively.

	Estimated Net Proved Reserves
		% Oil
		and	% Proved	Standardized	Producing Wells
Region	MMBoe	NGL	Developed	Measure (1) (2)	Gross	Net
				(in millions)
Oklahoma	35.0	47%	100%	$269	326	233
Rockies (Bairoil)	26.6	100%	100%	218	137	137
Southern California (Beta) (4)	12.0	100%	100%	128	—	—
East Texas/ North Louisiana	44.5	25%	98%	250	1,592	885
Eagle Ford (Non-Op)	3.1	91%	56%	54	362	24
Total	121.2	57%	98%	$920	2,417	1,279

(1)  Standardized measure is calculated using SEC pricing, before market differentials, of $66.56/Bbl for oil and NGLs and $3.60/MMBtu for natural gas

(2)  Beta Producing Wells of 63 gross (63 net) wells are excluded as a result of the Incident

Amplify’s reserves estimates were prepared by its third-party independent reserve consultant, Cawley, Gillespie & Associates, Inc.

Key Financial Results

During the fourth quarter of 2021, Amplify generated $10.8 million of Adjusted EBITDA, a decrease of approximately $16.3 million from $27.1 million in the prior quarter. The decrease was almost entirely attributable to Beta production being offline for the quarter, partially offset by higher commodity prices, lower lease operating expenses, and loss of production income (“LOPI”) insurance payments related to the Incident totaling $6.7 million for the period of November 15, 2021 through December 31, 2021. LOPI insurance is effective for approximately 18 months following a qualifying event, but payments do not start until after 45-days of non-production.

Free cash flow, defined as Adjusted EBITDA less cash interest and capital spending, was $4.0 million in the fourth quarter of 2021.

	Fourth Quarter	Third Quarter
$in millions	2021	2021
Net income (loss)	$35.8	$(13.5)
Net cash provided by operating activities	$7.7	$18.9
Average daily production (MBoe/d)	20.8	25.1
Total revenues	$93.1	$97.0
Adjusted EBITDA (a non-GAAP financial measure)	$10.8	$27.1
Total capital	$3.5	$10.5
Free Cash Flow (a non-GAAP financial measure)	$4.0	$13.1

Revolving Credit Facility

On November 10, 2021, the Company completed the regularly scheduled semi-annual borrowing base redetermination process, which reaffirmed the borrowing base at $245 million. Beginning in February 2022, the borrowing base will be reduced by $5 million per month until the spring borrowing base redetermination, which is expected to be completed in the second quarter of 2022.

As of February 28, 2022, Amplify had net debt of $203 million, consisting of $225 million outstanding under its revolving credit facility and $22 million of cash on hand. Net Debt to LTM EBITDA was 2.4x (net debt as of February 28, 2022 and 4Q21 LTM EBITDA).

Corporate Production and Pricing Update

During the fourth quarter of 2021, average daily production was approximately 20.8 MBoepd, a decrease of 17% from 25.1 MBoepd in the third quarter, primarily due to the Incident and the resulting suspension of production.

The Company’s product mix for the quarter consisted of 31% crude oil, 18% NGLs, and 51% natural gas.

Total oil, natural gas and NGL revenues in the fourth quarter of 2021 were approximately $86.3 million, before the impact of derivatives, compared to $96.8 million in the third quarter. The Company realized a loss on commodity derivatives of $34.2 million during the quarter, compared to a $18.5 million loss during the previous quarter, consisting of $38.2 million in realized losses from active contracts, partially offset by a $4.0 million gain from in-the-money contracts related to the fourth quarter of 2021 that were monetized in April 2020. The realized hedging loss experienced during the quarter was primarily attributed to the hedges placed earlier in 2020 when the commodity pricing environment was materially lower and highlights the substantial recovery in commodity prices throughout 2021.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2021	2021	2021	2021	2021	2021
Average sales price exclusive of realized derivatives	$73.47	$67.30	$37.98	$34.11	$5.43	$3.88
Realized derivatives	(35.35)	(16.37)	(3.29)	(2.48)	(2.78)	(1.05)

Average sales price with realized derivatives exclusive of certain deductions from revenue	$38.12	$50.93	$34.69	$31.63	$2.65	$2.83
Certain deductions from revenue	—	—	(2.15)	(2.06)	(0.21)	(0.25)

Average sales price inclusive of realized derivatives and certain deductions from revenue	$38.12	$50.93	$32.54	$29.57	$2.44	$2.58

Costs and Expenses

Lease operating expenses in the fourth quarter of 2021 were approximately $29.4 million, or $15.34 per Boe, a decrease of approximately $5.1 million compared to $34.5 million, or $14.92 per Boe, in the third quarter of 2021. The decrease was primarily attributable to lower expense workover projects at Bairoil and Beta.

Severance and Ad Valorem taxes in the fourth quarter were approximately $6.5 million, an increase of $0.5 million compared to $6.0 million in the third quarter. On a percentage basis, Amplify paid approximately 7.6% of total oil, NGL and natural gas sales revenue in taxes this quarter compared to 6.2% in the previous quarter. The quarter-over-quarter increase was generally a result of higher commodity pricing and lack of revenue at Beta resulting from the Incident.

Amplify incurred $6.1 million, or $3.20 per Boe, of gathering, processing and transportation expenses in the fourth quarter of 2021, compared to $5.0 million, or $2.18 per Boe, in the previous quarter. The increase was primarily attributable to a one-time accounting adjustment related to our non-operated Eagle Ford property.

Fourth quarter cash G&A expenses were $6.2 million, an increase of $0.4 million from $5.8 million in the third quarter of 2021.

Depreciation, depletion and amortization expense for the fourth quarter of 2021 totaled $6.3 million, or $3.31 per Boe, compared to $7.0 million, or $3.03 per Boe, in the prior quarter.

Net interest expense was $2.8 million this quarter, a decrease of $0.3 million from $3.1 million in the third quarter of 2021.

Amplify had an effective tax rate of 0% and did not record an income tax expense or benefit for the fourth quarter of 2021.

Capital Spending Update

Cash capital spending during the fourth quarter of 2021 was approximately $3.5 million, a $7.0 million decrease from $10.5 million in the third quarter. A majority of capital expenditures in the fourth quarter were related to the workover program in Oklahoma and facilities upgrades and workovers at Bairoil, while the suspension of operations at Beta contributed to the majority of the decrease from the prior quarter.

The following table details Amplify’s capital incurred during the quarter and full-year 2021:

	Fourth Quarter	2021 Annual
	2021 Capital	Capital
	Spend ($MM)	Spend ($MM)
Oklahoma	$1.7	$9.2
Rockies (Bairoil)	$1.1	$4.9
Southern California (Beta)	$(0.4)	$10.7
East Texas / Northern Louisiana	$0.6	$0.6
Eagle Ford (Non-Op)	$0.5	$5.4
Total Capital Spent	$3.5	$30.8

Asset Operational Update and Statistics

Oklahoma:

●Production: 581 MBoe; 6.3 MBoepd
●	Commodity Mix: 22% oil, 28% NGLs, 50% natural gas
●LOE: $4.4 million; $7.61 per Boe
●Capex: $1.7 million

Amplify’s operating strategy in Oklahoma remains focused on prioritizing a stable free cash flow profile and managing production through an active workover program. The workover program is focused on rod-lift conversions and ESP optimizations which reduce future operating expenses and downtime and generate highly attractive returns in the current pricing environment. As of December 31, 2021, Amplify has converted approximately 51% of the field to rod lift. During 2022, Amplify expects to further accelerate its workover program from 2021 levels, bringing additional wells and incremental production online in the current commodity price environment.

Rockies (Bairoil):

●Production: 334 MBoe; 3.6 MBoepd
●	Commodity Mix: 100% oil
●LOE: $9.1 million; $27.30 per Boe
●Capex: $1.1 million

The Company continued its CO2 injection and water-alternating-gas pattern optimization at Bairoil to improve production performance. The fourth quarter of 2021 delivered strong operational reliability of the production facilities, and the technical team continued extensive evaluation of the reservoir to facilitate these efforts. Amplify intends to continue using new technologies, along with targeted workover activity, to drive further operational improvements and efficiencies.

Southern California (Beta):

●Production: 5 MBoe; 0.1 MBoepd
●	Commodity Mix: 100% oil
●LOE: $9.0 million
●Capex: $(0.4) million

As previously disclosed, all of the Company’s production and pipeline operations at the Beta field have been suspended. Amplify’s focus remains on obtaining the required regulatory approvals to repair and restart the pipeline as soon as practical.

East Texas and North Louisiana:

●Production: 5.3 Bcfe; 57.5 MMcfepd (882 MBoe; 9.6 MBoepd)
●	Commodity Mix: 5% oil, 20% NGLs, 75% natural gas
●LOE: $5.2 million; $0.99 per Mcfe ($5.95 per Boe)
●Capex: $0.6 million

Amplify’s East Texas operating strategy continues to focus on prudent management of production by prioritizing high-return workover projects and opportunistically participating in non-operated development opportunities. During the fourth quarter, the Company participated in three highly accretive non-operated development wells that will provide additional free cash flow in 2022. Amplify is actively pursuing additional opportunities to bolster future free cash flow generation within our asset base.

Non-Operated Eagle Ford:

●Production: 111 MBoe; 1.2 MBoepd
●	Commodity Mix: 70% oil, 15% NGLs, 15% natural gas
●LOE: $1.5 million; $13.81 per Boe
●Capex: $0.5 million

Eagle Ford production outperformed during the fourth quarter of 2021 as wells placed online earlier in the year generally exceeded internal projections. Amplify’s Eagle Ford asset continues to generate substantial margins and free cash flow.

Full-Year 2022 Guidance

The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's 2022 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.  Due to uncertainty regarding Beta’s restart timeline, the guidance below does not assume Beta returns to production in 2022. Guidance will be updated when additional information is available.

A summary of the guidance is presented below:

	FY 2022E(5)
	Low		High
Net Average Daily Production
Oil (MBbls/d)	5.8	—	6.4
NGL (MBbls/d)	3.3	—	3.7
Natural Gas (MMcf/d)	56.5	—	62.5
Total (MBoe/d)	18.5	—	20.5

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(3.50)	—	$(4.00)
NGL Realized Price (% of WTI NYMEX)	40%	—	45%
Natural Gas Realized Price (% of Henry Hub)	87%	—	93%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.01	—	$0.05
NGL ($ / Bbl)	$3.75	—	$4.25
Natural Gas ($ / Mcf)	$0.48	—	$0.60
Total ($ / Boe)	$2.10	—	$2.60

Average Costs
Lease Operating ($ / Boe)	$16.50	—	$18.50
Taxes (% of Revenue) (1)	8.0%	—	9.0%
Recurring Cash General and Administrative ($ / Boe) (2)	$3.25	—	$3.75

Adjusted EBITDA ($MM) (3)	$70	—	$100
Cash Interest Expense ($MM)	$10	—	$15
Capital Expenditures ($MM)	$20	—	$30
Free Cash Flow ($MM) (4)	$40	—	$70

(1) Includes production, ad valorem and franchise taxes

(2) Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation

(3) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of Adjusted EBITDA, a non-GAAP measure

(4) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of free cash flow, a non-GAAP measure

(5) Excludes production from our Southern California (Beta) asset

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for January 2022 through December 2023, as of March 9, 2022:

	2022	2023
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	695,000
Weighted Average Fixed Price ($)	$2.56

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	775,000	690,000
Weighted Average Ceiling Price ($)	$3.44	$3.84
Weighted Average Floor Price ($)	$2.56	$2.92

Oil Swaps:
Average Monthly Volume (Bbls)	64,000	55,000
Weighted Average Fixed Price ($)	$49.56	$57.30

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	22,500
Weighted Average Ceiling Price ($)	$67.42
Weighted Average Floor Price ($)	$58.33

Three-way collars
Average Monthly Volume (Bbls)	89,000	30,000
Weighted Average Ceiling Price ($)	$55.55	$67.15
Weighted Average Floor Price ($)	$42.92	$55.00
Weighted Average Sub-Floor Price ($)	$32.58	$40.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Annual Report on Form 10-K

Amplify’s financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2021, which Amplify expects to file with the Securities and Exchange Commission on March 9, 2022.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify's website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (800) 489-9479 at least 15 minutes before the call begins and providing the Conference ID: 8984535. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 8984535.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the oil incident that occurred off the coast of Southern California resulting from the Company’s pipeline operations at the Beta field, the Company’s evaluation and implementation of strategic alternatives; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs, including further or sustained declines in commodity prices; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including escalating tensions between Russia and Ukraine and the potential destabilizing effect such conflict may pose for the European continent or the global oil and natural gas markets; the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing; and the occurrence or threat of epidemic or pandemic diseases, including the COVID 19 pandemic, or any government response to such occurrence or threat. Please read the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow, net debt, and PV-10. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

PV-10. Amplify defines PV-10 as the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production. PV-10 is not a measure of financial or operating performance defined under GAAP. Accordingly, this release reconciles total PV-10 to the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Amplify believes the presentation of PV-10 provides useful information because it is widely used by investors in evaluating oil and natural gas companies without regard to specific income tax characteristics of such entities. PV-10 is not intended to represent the current market value of our estimated proved reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2021	September 30, 2021
Revenues:
Oil and natural gas sales	$86,269	$96,841
Other revenues	6,784	160
Total revenues	93,053	97,001

Costs and Expenses:
Lease operating expense	29,353	34,486
Pipeline incident loss	1,599	—
Gathering, processing and transportation	6,131	5,047
Exploration	25	9
Taxes other than income	6,542	6,024
Depreciation, depletion and amortization	6,332	7,000
General and administrative expense	5,886	6,448
Accretion of asset retirement obligations	1,693	1,665
Realized (gain) loss on commodity derivatives	38,215	22,595
Unrealized (gain) loss on commodity derivatives	(40,915)	24,058
Other, net	(62)	—
Total costs and expenses	54,799	107,332
Operating Income (loss)	38,254	(10,331)

Other Income (Expense):
Interest expense, net	(2,772)	(3,078)
Other income (expense)	269	(61)
Total Other Income (Expense)	(2,503)	(3,139)
Income (loss) before reorganization items, net and income taxes	35,751	(13,470)

Reorganization items, net	—	—
Income tax benefit (expense)	—	—
Net income (loss)	$35,751	$(13,470)

Earnings per share:
Basic and diluted earnings (loss) per share	$0.94	$(0.35)

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2021	September 30, 2021
Oil and natural gas revenue:
Oil Sales	$43,109	$63,172
NGL Sales	12,512	11,839
Natural Gas Sales	30,648	21,830
Total oil and natural gas sales - Unhedged	$86,269	$96,841

Production volumes:
Oil Sales - MBbls	586	939
NGL Sales - MBbls	350	369
Natural Gas Sales - MMcf	5,864	6,023
Total - MBoe	1,913	2,312
Total - MBoe/d	20.8	25.1

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$73.47	$67.30
NGL - per Bbl	$35.83	$32.05
Natural gas - per Mcf	$5.23	$3.62
Total - per Boe	$45.09	$41.89

Average unit costs per Boe:
Lease operating expense	$15.34	$14.92
Gathering, processing and transportation	$3.20	$2.18
Taxes other than income	$3.42	$2.61
General and administrative expense	$3.08	$2.79
Depletion, depreciation, and amortization	$3.31	$3.03

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	December 31, 2021	September 30, 2021
Assets
Cash and Cash Equivalents	$18,799	$17,344
Accounts Receivable	91,967	44,748
Other Current Assets	15,018	10,740
Total current assets	$125,784	$72,832

Net Oil and Gas Properties	$320,285	$322,871
Other Long-Term Assets	9,031	10,214
Total assets	$455,100	$405,917

Liabilities
Accounts Payable	$33,819	$9,166
Accrued Liabilities	57,826	28,238
Other Current Liabilities	73,518	104,694
Total current liabilities	$165,163	$142,098

Long-term debt	$230,000	$230,000
Asset Retirement Obligation	102,398	101,077
Other Long-Term Liabilities	22,380	32,893
Total liabilities	$519,941	$506,068

Shareholders' Equity
Common Stock & APIC	$425,448	$425,888
Warrants	4,788	4,788
Accumulated Earnings (Deficit)	(495,077)	(530,827)
Total equity	$(64,841)	$(100,151)

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2021	September 30, 2021
Net cash provided by (used in) operating activities	$7,682	$18,884
Net cash provided by (used in) investing activities	(6,175)	(11,678)
Net cash provided by (used in) financing activities	(52)	(5,012)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2021	September 30, 2021
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$7,682	$18,884
Changes in working capital	(5,930)	783
Interest expense, net	2,772	3,078
Gain (loss) on interest rate swaps	220	(47)
Cash settlements paid (received) on interest rate swaps	487	485
Amortization of gain associated with terminated commodity derivatives	3,960	4,066
Amortization and write-off of deferred financing fees	(133)	(133)
Exploration costs	25	9
Plugging and abandonment cost	72	—
Pipeline incident loss	1,599	—
Other	90	(45)
Adjusted EBITDA:	$10,844	$27,080

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$10,844	$27,080
Less: Cash interest expense	3,414	3,402
Less: Capital expenditures	3,451	10,539
Free Cash Flow:	$3,979	$13,139

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2021	December 31, 2020
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$62,969	$74,330
Changes in working capital	(12,395)	10,661
Interest expense, net	12,099	20,522
Gain (loss) on interest rate swaps	217	(4,044)
Cash settlements paid (received) on interest rate swaps	1,912	1,254
Cash settlements received on terminated commodity derivatives	—	(17,977)
Amortization of gain associated with terminated commodity derivatives	17,977	—
Amortization and write-off of deferred financing fees	(626)	(3,272)
Reorganization items, net	6	566
Exploration costs	57	56
Acquisition and divestiture related costs	19	1,092
Severance payments	—	57
Plugging and abandonment cost	307	577
Current income tax expense (benefit)	—	115
Non-cash inventory valuation adjustment	—	1,003
Pipeline incident loss	1,599	—
Other	565	247
Adjusted EBITDA:	$84,706	$85,187

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$84,706	$85,187
Less: Cash interest expense	13,790	14,636
Less: Capital expenditures	30,751	29,166
Free Cash Flow:	$40,165	$41,385

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2021	September 30, 2021
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$35,751	$(13,470)
Interest expense, net	2,772	3,078
Depreciation, depletion and amortization	6,332	7,000
Accretion of asset retirement obligations	1,693	1,665
(Gains) losses on commodity derivatives	(2,700)	46,653
Cash settlements received (paid) on expired commodity derivative instruments	(38,215)	(22,595)
Amortization of gain associated with terminated commodity derivatives	3,960	4,066
Share-based compensation expense	(298)	676
Exploration costs	25	9
Loss on settlement of AROs	(62)	—
Bad debt expense	(13)	14
Secondary offering expenses	—	(16)
Pipeline incident loss	1,599	—
Adjusted EBITDA:	$10,844	$27,080

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$10,844	$27,080
Less: Cash interest expense	3,414	3,402
Less: Capital expenditures	3,451	10,539
Free Cash Flow:	$3,979	$13,139

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Twelve Months	Twelve Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2021	December 31, 2020
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(32,070)	$(464,030)
Interest expense, net	12,099	20,522
Gain (loss) on early extinguishment of debt	(5,516)	—
Income tax expense	—	115
Depreciation, depletion and amortization	28,068	40,268
Impairment expense	—	476,936
Accretion of asset retirement obligations	6,611	6,206
(Gains) losses on commodity derivatives	142,439	(60,671)
Cash settlements received (paid) on expired commodity derivative instruments	(88,301)	62,389
Amortization of gain associated with terminated commodity derivatives	17,977	—
Acquisition and divestiture related costs	19	1,092
Reorganization items, net	6	566
Share-based compensation expense	1,612	(177)
Exploration costs	57	56
Loss on settlement of AROs	11	250
Bad debt expense	95	294
Severance payments	—	57
Non-cash inventory valuation adjustment	—	1,003
Secondary offering expenses	—	311
Pipeline incident loss	1,599	—
Adjusted EBITDA:	$84,706	$85,187

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$84,706	$85,187
Less: Cash interest expense	13,790	14,636
Less: Capital expenditures	30,751	29,166
Free Cash Flow:	$40,165	$41,385

Amplify refers to Standardized Measure as the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules, regulations or standards established by the SEC and the Financial Accounting Standards Board (“FASB”) (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses and discounted at 10% per annum to reflect the timing of future net revenue. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over Amplify’s tax basis in its oil and natural gas properties. Standardized measure does not give effect to derivative transactions.

Amplify refers to PV-10 as the present value of estimated future net cash flows of estimated proved reserves as calculated in the respective reserve report using a discount rate of 10%. This amount includes projected revenues, estimated production costs, and estimated future development costs, and estimated cash flows related to future asset retirement obligations (“ARO”). PV-10 is not a measure of financial or operating performance defined under GAAP. Accordingly, the following table reconciles total PV-10 to the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. Amplify believes the presentation of PV-10 provides useful information because it is widely used by investors in evaluating oil and natural gas companies without regard to specific income tax characteristics of such entities. PV-10 is not intended to represent the current market value of our estimated proved reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under US GAAP. Additionally, standardized measure is based on proved reserves as of fiscal year end calculated using unweighted arithmetic average first-day-of-the-month prices for the prior 12 months. GAAP does not prescribe any corresponding GAAP measure for PV-10 of reserves adjusted for pricing sensitivities. For these reasons, it is not practicable for us to reconcile PV-10 at strip pricing to GAAP Standardized Measure.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted cash flows (in thousands):

	As of	As of
	December 31,	December 31,
	2021	2020
SEC PV-10 ($M)	$919,845	$297,811
Present value of future income tax, discounted at 10% ($M)	—	—
Standardized measure of discounted future net cash flows ($M)	$919,845	$297,811